Registration Statement No. 333-191953
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated October 29, 2013
(To Prospectus dated October 28, 2013)

Pricing Term Sheet

Fixed-Rate Notes due 2016, 2018, 2020 and 2023

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated October 29, 2013 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 28, 2013, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-191953.

Issuer:	The Coca-Cola Company
Security:	0.750% Notes due 2016 1.650% Notes due 2018 2.450% Notes due 2020 3.200% Notes due 2023
Offering Format:	SEC Registered
Principal Amount:	$500,000,000 of 2016 Notes $1,250,000,000 of 2018 Notes $1,250,000,000 of 2020 Notes $1,500,000,000 of 2023 Notes
Maturity Date:	November 1, 2016 for 2016 Notes November 1, 2018 for 2018 Notes November 1, 2020 for 2020 Notes November 1, 2023 for 2023 Notes
Coupon:	0.750% per year for 2016 Notes 1.650% per year for 2018 Notes 2.450% per year for 2020 Notes 3.200% per year for 2023 Notes
Price to Public:	99.885% of principal amount for 2016 Notes 99.857% of principal amount for 2018 Notes 99.859% of principal amount for 2020 Notes 100.000% of principal amount for 2023 Notes
Yield to maturity:	0.789% for 2016 Notes 1.680% for 2018 Notes

2.472% for 2020 Notes 3.200% for 2023 Notes
Spread to Benchmark Treasury:	+ 22 bps for 2016 Notes + 42 bps for 2018 Notes + 60 bps for 2020 Notes + 70 bps for 2023 Notes
Benchmark Treasury:	UST 0.625% due October 15, 2016 for 2016 Notes UST 1.375% due September 30, 2018 for 2018 Notes UST 2.000% due September 30, 2020 for 2020 Notes UST 2.500% due August 15, 2023 for 2023 Notes
Benchmark Treasury Yield:	0.569% for 2016 Notes 1.260% for 2018 Notes 1.872% for 2020 Notes 2.500% for 2023 Notes
Benchmark Treasury Price:	100-05¼ for 2016 Notes 100-17+ for 2018 Notes 100-26+ for 2020 Notes 100-00 for 2023 Notes
Interest Payment Dates:	Semiannually on May 1 and November 1, commencing on May 1, 2014 for the 2016 Notes, the 2018 Notes, the 2020 Notes and the 2023 Notes
Make-Whole Call:	+ 5 bps for 2016 Notes + 7 bps for 2018 Notes + 10 bps for 2020 Notes + 10 bps for 2023 Notes
Day Count Convention:	30 / 360
Trade Date:	October 29, 2013
Settlement Date:	November 1, 2013 (T+3)
CUSIP / ISIN:	191216BD1 / US191216BD19 for 2016 Notes 191216BF6 / US191216BF66 for 2018 Notes 191216BG4 / US191216BG40 for 2020 Notes 191216BE9 / US191216BE91 for 2023 Notes
Denominations:	$2,000 x $1,000

Ratings:	Aa3 (Stable) by Moody’s Investors Service, Inc. AA- (Stable) by Standard & Poor’s Ratings Services A+ (Stable) by Fitch Ratings

Underwriters:

Bookrunners:

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

Co-Managers:

J.P. Morgan Securities LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1 (800) 503-4611, HSBC Securities (USA) Inc. at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Morgan Stanley & Co. LLC at (866) 718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.